UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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[   ]  Soliciting Material Pursuant to §240.14a-12

INTELGENX TECHNOLOGIES CORP.

(Name of Registrant as specified in its charter)

_________________________________________________
(Name of Person(s) Filing Proxy Statement), if other than Registrant)

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INTELGENX TECHNOLOGIES CORP.

6420 Abrams

Ville St-Laurent, Quebec H4S 1Y2

March 26, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders (the "Meeting") of IntelGenx Technologies Corp. (the "Company"), which will be held at 11:00 a.m. Eastern Time, on Tuesday, May 12, 2020, at the NOVOTEL, 2599 Boulevard Alfred Nobel, Ville St. Laurent, Québec, H4S2G1, Canada.  Details of the business to be conducted at the Meeting is provided in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company's 2019 Annual Report. We encourage you to read the Annual Report. It includes information on the Company's operations, markets and products, as well as the Company's audited financial statements.

The Company is carefully monitoring the public health impact of the coronavirus (COVID-19) on a daily basis, and may decide to forego the physical, in person Meeting in favor of a virtual-only Meeting or some other alternative depending on the situation. While we understand this could disrupt the travel plans of those who plan to attend, our first priority is the health and safety of our communities, shareholders, employees and other stakeholders. In the event the Company decides to hold a virtual-only Meeting or some other alternative, shareholders will be notified and provided with additional details in a press release, at our website at www.intelgenx.com and pursuant to filings we make with the SEC.  At any virtual-only Meeting, the Company will ensure that all shareholders or their proxyholder have the ability to participate, ask questions and vote their shares.

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting. Therefore, I urge you to vote your shares as soon as possible. Instructions in the proxy card will tell you how to vote by internet, or by returning your proxy card by mail. The proxy statement explains more about proxy voting. Please read it carefully.

I look forward to meeting those of you who will be able to attend the Meeting, and I appreciate your continued support of our company.

Sincerely,
/s/ Horst G. Zerbe

Dr. Horst G. Zerbe
Chairman, Chief Executive Officer

INTELGENX TECHNOLOGIES CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2020

To the Shareholders of IntelGenx Technologies Corp.:

 NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Shareholders (the "Meeting") of IntelGenx Technologies Corp., a Delaware corporation ("IntelGenx" or the "Company"), will be held at 11:00 a.m. Eastern Time on Tuesday, May 12, 2020, at the NOVOTEL, 2599 Boulevard Alfred Nobel, Ville St. Laurent, Québec, H4S2G1, Canada. for the following purposes:

 1. To elect six directors to the Company's Board of Directors to serve until the next Annual Meeting of Shareholders of the Company or until their successors are duly elected and qualified;

 2. To ratify the appointment of Richter LLP as the Company's Independent Registered Public Accountants for the 2020 fiscal year; and

 3. To vote on executive compensation;

 4. To vote on the frequency of future advisory votes on executive compensation; and

5. To consider and transact such other business as may properly come before the Meeting and any adjournments thereof.

 The foregoing items are more fully described in the Proxy Statement, which is attached and made a part of this Notice.

 The Board of Directors has fixed the close of business on March 16, 2020 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Meeting and any adjournments thereof.

Dated: March 26, 2020	By Order of the Board of Directors,
/s/ Ingrid Zerbe

Ingrid Zerbe
Corporate Secretary

PLEASE PROMPTLY VOTE OVER THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROMPT RETURN OF PROXIES WILL INSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

 It is desirable that as many shareholders as possible be represented, in person or by proxy, at the Meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You have the power to revoke your proxy at any time before it is exercised, and the giving of a proxy will not affect your right to vote in person if you attend the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSALS 1-3 SET FORTH HEREIN AND VOTE "EVERY YEAR" FOR PROPOSAL 4  SET FORTH HEREIN.

INTELGENX TECHNOLOGIES CORP.

6420 Abrams

Ville St-Laurent, Quebec H4S 1Y2

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

May 12, 2020

Introduction

 This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of IntelGenx Technologies Corp. (the "Company") for use at the Company's Annual Meeting of Shareholders to be held on Tuesday, May 12, 2020, and at any adjournment thereof (the "Meeting"). Further, solicitation of proxies may be made personally, by post or by telephone by regularly employed officers (each an "Officer" and collectively, the "Officers") and other employees of the Company, who will receive no additional compensation for such.

 Only shareholders of record (each a "Shareholder" and collectively, the "Shareholders") at the close of business on March 16, 2020 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, there were issued and outstanding 110,259,653 shares of the Company's common stock (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on all matters properly coming before the Meeting. All properly executed, unrevoked proxies on the enclosed form of proxy that are received in time will be voted in accordance with the Shareholder's directions and, unless contrary directions are given, will be voted for the proposals (each a "Proposal" and collectively the "Proposals") described herein. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Board written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting in person.

The presence in person or by properly executed proxy of holders representing one third of the issued and outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Meeting. Assuming a quorum is present at the Meeting, the approval of directors of the Board (each a "Director" and collectively, the "Directors"), Proposal 1, requires the election by a plurality of the votes cast at the Meeting. Approval of  Proposals  2, 3 and 4 presented herein require the vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, Philadelphia Stock Transfer, Inc., who will act as inspector of elections and who will determine whether or not a quorum is present. Shares of Common Stock represented by proxies that are marked "abstain" will be included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business. Withhold votes will not be included in vote totals and will not affect the outcome of the vote on Proposal 1. Abstentions are not counted as voted either for or against Proposals  2, 3 and 4 in tabulations of the votes cast on these proposals.

 The Board has adopted and approved each of the Proposals set forth herein and recommends that the Company's Shareholders vote "FOR" Proposals 1, 2 and 3 and vote "EVERY YEAR" for Proposal 4.

 Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the "2019 Fiscal Year") including the audited financial statements set forth therein, which are incorporated by reference into this Proxy Statement and made a part hereof, are being mailed or sent electronically concurrently herewith to all Shareholders of record at the close of business on March 16, 2020.

 This Proxy Statement, the accompanying Notice of Meeting and the form of proxy have been first mailed to the Shareholders on or about March 30, 2020.

The date of this Proxy Statement is March 26, 2020

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1. WHAT IS A PROXY?

 It is your legal designation of another person to vote the stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Dr. Horst G. Zerbe, Chairman of the Board and Chief Executive Officer, has been designated as a proxy for the Meeting.

2. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

 The record date for the Meeting is March 16, 2020. The record date is established by the Company as required by Delaware law and our By-laws. Shareholders (registered shareholders and street name holders) at the close of business on the record date are entitled to:

 (a) receive notice of the Meeting; and

 (b)  vote at the Meeting and any adjournments or postponements of the Meeting.

3. WHAT IS THE DIFFERENCE BETWEEN A REGISTERED SHAREHOLDER AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

 If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered Shareholder.

 If your shares of stock are held for you in the name of your broker or bank, your shares are held in street name. The answer to Question 13 below describes brokers' discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

4. WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a) Vote By Internet

 All Shareholders can vote by internet as instructed on the proxy card.

 (b)  In Writing:

 All Shareholders can vote by mailing in their completed proxy card (in the case                                            of registered shareholders) or their completed vote instruction form (in the case of street                                          name holders).

 (c)  In Person:

 All Shareholders may vote in person at the Meeting (unless they are street name holders                                          without a legal proxy).

5. HOW CAN I REVOKE A PROXY?

 You can revoke a proxy prior to the completion of voting at the Meeting by:

 (a)  giving written notice to our Corporate Secretary;

 (b)  delivering a later-dated proxy; or

 (c)  voting in person at the Meeting.

6. WHAT ARE THE VOTING CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

 When voting on the election of director nominees to serve until the 2021 Annual Meeting of Shareholders, Shareholders may:

 (a)  vote "FOR" of a specific nominee; or

 (b)  "WITHHOLD" vote as to a specific nominee.

 In accordance with our Bylaws and the Delaware General Corporation Law, directors will be elected by a plurality of the votes cast at the Meeting. Our Board recommends a vote "FOR" all of the nominees.

7. WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF RICHTER LLP, AND WHAT VOTE IS REQUIRED TO RATIFY ITS SELECTION?

 When voting on the ratification of the selection of Richter LLP as our independent registered public accounting firm, Shareholders may:

 (a)  vote "FOR" of the ratification;

 (b)  vote "AGAINST" the ratification; or

 (c)  "ABSTAIN" from voting on the ratification.

 The selection of Richter LLP as our independent registered public accounting firm will be ratified if a majority of the shares present in person or by proxy and entitled to vote at the Meeting votes "FOR" the proposal. Our Board recommends a vote "FOR" this proposal.

8. WHAT ARE THE VOTING CHOICES WHEN VOTING TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON AN ADVISORY, NON-BINDING BASIS, AND WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

 When voting to approve the compensation of our named executive officers on an advisory, non-binding basis, Shareholders may:

(a)  vote "FOR" ;

 (b)  vote "AGAINST"; or

 (c)  "ABSTAIN" from voting.

The compensation for our named executive officers will be approved, on an advisory, non-binding basis, if a majority of the shares present in person or by proxy and entitled to vote at the Meeting votes "FOR" the proposal. Our Board recommends a vote "FOR" this proposal.

9. WHAT ARE THE VOTING CHOICES WHEN VOTING TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS, AND WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

 When voting to approve the frequency of future advisory votes on executive compensation on an advisory, non-binding basis, Shareholders may:

(a)  vote "EVERY YEAR" ;

 (b)  vote "EVERY TWO YEARS";

 (c) vote "EVERY THREE YEARS"; or

 (c)  "ABSTAIN" from voting.

The frequency of future advisory votes on executive compensation will be determined, on an advisory, non-binding basis, if a majority of the shares present in person or by proxy and entitled to vote at the Meeting votes "EVERY YEAR" or "EVERY TWO YEARS" or "EVERY THREE YARS". Our Board recommends a vote of "EVERY YEAR" for this proposal.

10. WHO IS ENTITLED TO VOTE?

 You may vote if you owned stock as of the close of business on March 16, 2020. Each share of our Common Stock is entitled to one (1) vote.

11. WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

 It means that your shares are registered differently or that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent for the Proxy Service is Philadelphia Stock Transfer, Inc. 2320 Haverford Rd., Suite 230, Ardmore, PA 19003, Tel. 484-416-3124.

12. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

 If your shares are registered in your name, they will not be voted unless you submit your proxy card, or vote in person at the Meeting.  If your shares are held in street name, see "What is a Broker Non-Vote?" below regarding the ability of banks, brokerage firms or other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion, under some circumstances.

13. WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

 Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned or submitted by e-mail will be voted "FOR" the election of all director nominees, "FOR" the proposal to ratify the selection of Richter LLP and "FOR" the compensation of executive officers.

14. WHAT IS A BROKER NON-VOTE?

 If you are the beneficial owners of shares held in street name, you should instruct the organization which holds your shares how to vote your shares. If you do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

At the Meeting, the election of directors and the advisory vote on executive compensation are "non-routine" matters and the verification of the auditors is a "routine" matter.  For additional information on the impact of broker non-votes, see Question 15 below.

15. WHAT IS AN ABSTENTION?

An abstention is a Shareholder's affirmative choice to decline to vote on a proposal. Under applicable rules, abstentions will not be included in vote totals and will not affect the outcome of the vote.

16. WHAT IS THE EFFECT OF BROKER NON-VOTES, WITHHELD VOTES AND ABSTENTIONS?

 On Proposal 1 (election of directors), broker non-votes and withheld votes will not be included in vote totals and will not affect the outcome of the vote.

 On Proposal 2 (ratification of auditors), abstentions will not be included in vote totals and will not affect the outcome of the vote.

 On Proposal 3 (advisory vote on executive compensation), broker non-votes and abstentions will not be included in vote totals and will not affect the outcome of the vote.

On Proposal 4 (advisory vote on the frequency of future advisory votes on executive compensation), broker non-votes and abstentions will not be included in vote totals and will not affect the outcome of the vote.

17. HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

 To hold the Meeting and conduct business, one-third of our outstanding voting shares as of March 16, 2020 must be present or represented by proxy at the Meeting. On this date, 110,259,653 shares of our Common Stock were outstanding and entitled to vote. Shares representing one-third must be present. This is called a quorum.

 Votes are counted as present at the Meeting if the Shareholder either:

 (a)  Is present and votes in person at the Meeting; or

 (b)  Has properly voted by Internet or submitted a proxy card.

18. WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

 We will announce preliminary voting results at the annual Meeting and publish final results on a current report filed on Form 8-K within four business days of the end of the Meeting.

19. UNDER WHAT CIRCUMSTANCES WOULD THE ANNUAL MEETING BE ADJOURNED?

 The annual Meeting may be adjourned in the absence of a quorum for the purpose of obtaining a quorum.

 Any adjournment may be made without notice, other than by an announcement made at the annual Meeting, by the affirmative vote of a majority of the voting shares present in person or by properly executed proxy at the annual Meeting.

20. WHO CAN HELP ANSWER YOUR QUESTIONS

If you have any questions about any of the proposals to be presented at the Meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

INTELGENX TECHNOLOGIES CORP.

6420 Abrams

Ville St-Laurent, Quebec H4S 1Y2

Telephone: 514-331-7440

Facsimile: 514-331-0436

Email: ingrid@intelgenx.com

Attention: Ingrid Zerbe

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO

BE HELD ON MAY 12, 2020:

This proxy statement and the Annual Report

on Form 10-K for the fiscal year ended

December 31, 2019 are available at

www.pstvote.com/intelgenx2020

PROPOSAL 1

ELECTION OF DIRECTORS

General

 Six Directors are to be elected to our Board at the Meeting to hold office until the next annual meeting or until their successors are elected. Assuming a quorum is present, the six nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as Directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted "FOR" the election of the nominees named below. The following schedule sets forth certain information concerning the nominees for election as directors. Each of the six Directors has been previously elected by our Shareholders.

 In the event the nominees are unable or unwilling to serve as directors at the time of the Meeting, the proxies will be voted for any substitute nominees designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board will be reduced pursuant to an action by the Board in accordance with the Bylaws of the Company. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected.

Shareholder Vote Required

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL 1 TO ELECT THE NOMINEES TO THE BOARD OF DIRECTORS LISTED BELOW.

 Listed below are the nominees for Directors, with information showing the principal occupation or employment of the nominees for Director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominees' business experience during the past ten years. Such information has been furnished to us by the Director nominees:

Name	Director since
Horst G. Zerbe, Ph.D.	2006
J. Bernard Boudreau	2006
Bernd J. Melchers	2009
John Marinucci	2010
Clemens Mayr	2015
Mark Nawacki	2016

DIRECTORS AND EXECUTIVE OFFICERS

 The following table sets forth certain information as of March 25, 2020 concerning the Directors and Officers. The biographies of each of the Director nominees below contain information regarding the individual's service as a Director, business experience, director positions held currently or at any time during the last ten years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as our Director.

Name	Age	Position	Position since
Dr. Horst G. Zerbe(3)	73	Chief Executive Officer President and Chief Executive Officer, Chairman of the Board	May 2019 April 2006 (except January to July 2014) April 2006
Andre Godin	57	President and Chief Financial Officer Executive Vice President and Chief Financial Officer	May 2019 August 2015
Nadine Paiement(4)	43	Vice President, Research and Development Director, Research and Development	January 2016 June 2005
Dana Matzen(4)	42	Vice President, Business and Corporate Development	March 2016
Rodolphe Obeid(4)	40	Vice President, Operations	February 2019
J. Bernard Boudreau(2) (3)	75	Director Vice Chairman	June 2006 March 2014
Bernd J. Melchers(1)	68	Director	April 2009
John Marinucci(1) (2)	63	Director	August 2010
Clemens Mayr(2) (3)	51	Director	August 2015
Mark Nawacki (1) (3)	51	Director	August 2016
Ingrid Zerbe(5)	65	Corporate Secretary	April 2006

(1) Audit Committee member

(2) Compensation Committee member

(3) Corporate Governance and Nomination Committee

(4) VP of Canadian subsidiary IntelGenx Corp.

(5)  Director of Canadian subsidiary IntelGenx Corp.

 All Directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. Officers are appointed annually by the Board and each executive officer serves at the discretion of the board.

Horst G. Zerbe, Ph.D.

 Dr. Zerbe (73) is the founder of IntelGenx Corp. and has been the Chief Executive Officer, and Chairman of IntelGenx Technologies Corp. since April 2006. In addition, Dr. Zerbe has served as the Chief Executive Officer and Director of IntelGenx Corp., our Canadian Subsidiary, since 2005. He also served as President of both entities until May 2019. Dr. Zerbe retired from his positions as President and Chief Executive Officer on January 1, 2014, and at the request of the Board was re-appointed as President and CEO effective July 15, 2014.

Dr. Zerbe has more than 35 years' experience in the pharmaceutical industry. He started his career at Schwarz Pharma and subsequently at 3M Pharmaceuticals in Germany. From 1998 to 2005, he served as the President of Smartrix Technologies Inc. in Montreal; prior thereto, from 1994 to 1998, he served as Vice President of R&D and Technology Transfer at LTS Lohmann Therapy Systems in West Caldwell, NJ. During his assignments at 3M and LTS, he gained considerable experience in the technology transfer and commercial manufacturing of transdermal as well as oral film products.  Dr. Zerbe has extensive executive level experience, and has been responsible for many strategic and business initiatives. Dr. Zerbe has been involved in new drug development and the acquisition and disposition of new drug candidates and other technology, licensing and distribution matters that are likely to affect our company's own business efforts. He has published numerous scientific papers in recognized journals and holds over 30 patents.

Dr. Zerbe is married to Ingrid Zerbe, our Corporate Secretary.

 In nominating Dr. Zerbe to serve as a director, the Board considered both Dr. Zerbe's length and breadth of industry-specific technical and business experience, and his role as founder and Chief Executive Officer of our Subsidiary, IntelGenx Corp. Dr. Zerbe was responsible for developing the vision for our company and identifying many of our current partner relationships.  The Board continues to believe that his experience is a strong asset as our company encounters challenges similar to those Dr. Zerbe has been involved with at ours and other companies.

Andre Godin, CPA, CA.

 Mr. Godin (57) has been our President and Chief Financial Officer since May 8, 2019. Previously,  he served as our Executive Vice President and Chief Financial Officer from August 2015. Mr. Godin has more than 25 years' experience in the Biotech/Pharma industry.  Most recently, from April 2014 to April 2015, he served as Interim CEO and CFO of Neptune Technologies and Bioresources Inc. and both of its subsidiaries Acasti and NeuroBioPharm. He started with Neptune in April of 2003 as Vice President, Administration and Finance and was named its CFO in 2008. Prior to joining Neptune, Mr. Godin was President of a dietary supplement corporation and a corporate controller for a pharmaceutical corporation in OTC products. Mr. Godin holds a Bachelor of Business Administration degree from the University of Quebec in Montreal.

Nadine Paiement, M.Sc

 Ms. Paiement (43) is Vice President, Research and Development at IntelGenx Corp. since January 2016. Nadine Paiement has over 10 years of experience in pharmaceutical research and development. She has been with IntelGenx since June of 2005, where she grew into different positions including her most recent position as Senior Director, Research and Development. Prior to joining IntelGenx, from 1999 to 2005 Ms. Paiement worked as Formulation Scientist for Smartrix Technologies.

Nadine Paiement holds a M.Sc. degree in Polymer Chemistry from Sherbrooke University, Montreal, Quebec. She is co-inventor of IntelGenx's three platform technology and contributed to multiple pending patent applications.

Dana Matzen, Ph.D.

Dr. Matzen (42) is Vice President, Business and Corporate Development at IntelGenx Corp. since September 2016 and was our VP of Business Development since March 2016. Most recently, from May 2010 to March 2016, Dr. Matzen was Director, Business Development at Paladin Labs, an Endo International company, based in Montreal, Canada. During her time at Paladin, Dr. Matzen was responsible for in-licensing business opportunities for Canada, Africa and Latin America. In addition, Dr. Matzen was in charge for overseeing strategic initiatives for Paladin's international out-licensing business including alliance management of over 15 existing partners worldwide. More recently, Dr. Matzen joined the Marketing Team and led the successful launch of Iclusig in Canada.

Prior to joining Paladin, from September 2008 to May 2010, Dr. Matzen was Life Science Specialist at L.E.K. Consulting in London, UK and Los Angeles, U.S. From October 2006 to August 2008, Dr. Matzen was a Postdoctoral Scholar at UCSF focusing on cellular and molecular pharmacology. Dr. Matzen has published several peer-reviewed articles that have been referenced in over 100 publications and was awarded with the Genentech Foundation Postdoctoral Fellowship for outstanding research.

Dr. Matzen holds a Ph. D in Microbiology and Genetics from the University of Vienna (Max F. Perutz Laboratories) and her Masters in Nutritional Economics from the University Kiel, Germany.

Rodolphe Obeid, Ph.D.

Dr. Obeid (40) is Vice President, Operations of IntelGenx Corp. since February 2019. Dr. Obeid is an expert in drug delivery systems and polymeric assemblies, with a particular emphasis on oral film manufacturing processes and lean manufacturing practices. Since joining IntelGenx Corp. in June 2013, he has held a number of progressive management positions at the Company. Most recently, he served as IntelGenx' Senior Director of Operations, with responsibility for the direction, strategy, planning and execution of IntelGenx' manufacturing operations. Prior to joining IntelGenx Corp., from June 2011 to May 2013, Dr. Obeid was a postdoctoral industrial R&D fellow (NSERC) at the Faculty of Veterinary Medicine of University of Montreal. Before that, from September 2009 to May 2011, Dr. Obeid was a NIH (National Institutes of Health) postdoctoral Scholar at the University of Alabama in collaboration with Massachusetts Institute of Technology (MIT).

Dr. Obeid holds a Ph.D. in polymer chemistry (Polymeric Assemblies and Biocolloids) from the University of Montreal and two Masters in polymer science and chemical engineering from the University of Strasbourg I. Dr. Obeid is the co-inventor of several issued and pending patents, and has published numerous scientific articles in recognized international journals and conferences.

J. Bernard Boudreau, QC, PC

 Mr. Boudreau (75) has been a director of IntelGenx Technologies Corp. since June 2006 and Vice Chairman of the Board since March 4, 2014. From 2005 to 2008, Mr. Boudreau served as the Vice-President of Pharmeng International Inc., a pharmaceutical manufacturing and consulting company listed on the Toronto Stock Exchange. Since 2001, he has been President and CEO of Radcliffe Consulting and Investment Limited, a private consulting firm located in Halifax, N.S. From 2010 to 2013 he served on the board of directors at Pillar5 Pharma, a privately owned Canadian Company, which was also previously one of our manufacturing partners. Mr. Boudreau has also served on the Board of Directors of a number of public and private companies, including Export Development Canada and the Bank of Canada.

 Mr. Boudreau has a distinguished record as a lawyer, businessman and public figure. His litigation experience includes successful appearances at every level of the judicial system in Nova Scotia. He was appointed as Queen's Counsel in 1985. Mr. Boudreau was first elected to the provincial legislature of Nova Scotia in 1988. He served as Chair of the Public Accounts Committee and opposition critic for Finance and Economic Development. In 1993, he was re-elected as a member of government and held responsibilities as Minister of Finance, Minister of Health, Chair of the Cabinet Priorities and Planning Committee. Mr. Boudreau served as Government Leader in the Senate of Canada and Member of the federal Cabinet between 1999 and 2001.

 In deciding to nominate Mr. Boudreau, our Board considered his service as a director for a number of public and private companies and his broad experience with governance issues facing public companies.  The Board also believes his extensive business and legal experience both inside and outside of our industry help him bring technical and non-technical perspectives when handling matters arising before the Board.

Bernd J. Melchers, B.A.

 Mr. Melchers (68) has been a director of IntelGenx Technologies Corp. since April 2009. From January 2001 until his retirement in December 2004, Mr. Melchers was Managing Director of 3M Dyneon Holding GmbH, Germany and Global Chief Financial Officer of the world wide operating 3M Dyneon Group, a subsidiary of 3M Corporation headquartered in Minnesota.  Prior to this he served, from July 1995 to December 2000, as the Controller at the European Business Center of 3M Medical Markets Europe in Belgium. Prior to this, he held various senior Financial Manager positions at the Medical-Surgical Division of 3M in St. Paul, Minnesota, at 3M Health Care Products, Germany, and at 3M Pharmaceutical Products, Germany.

 In deciding to nominate Mr. Melchers, the Board considered his 30-years experience within the pharmaceutical and health care industry, together with his extensive hands-on international experience in corporate financial management. The Board also considered his extensive operational and financial expertise, as well as his track record and achievements in global financial management positons of pharmaceutical, medical and specialty chemical businesses.

John Marinucci, C.A., C.P.A.,

 Mr. Marinucci (63) has been a Director of IntelGenx Technologies Corp. since August 2010. From April 2002 until March 2009, Mr. Marinucci was President and Chief Executive Officer at New Flyer Industries Inc. (NFI), a publicly traded company listed on the Toronto Stock Exchange. NFI is the largest North American manufacturer of heavy-duty transit buses. Mr. Marinucci retired from this position on March 31, 2009 and remains on the board of directors. Prior to this he was, from March 1994 to April 2002, President and Chief Operating Officer at National Steel Car Limited (NSC) and is a former President of the Canadian Association of Railway Suppliers. He is the past Chair of CWB group and of Mohawk College. Currently, Mr. Marinucci is the Chairman of CWB Welding Foundation, serves on the Board of Directors of New Flyer, Seaport Intermodal Inc., is an active board member of Pillar5 Pharma and the chairman of Pro Reefer and Mobile Truck Services, all of which are privately owned Canadian companies. Pillar5 Pharma is one of our previous manufacturing partners. Furthermore, he is the Founder, Chairman and Trustee of the Marinucci Family Foundation. Mr. Marinucci is a chartered accountant and a member of the Institute of Corporate Directors.

 In deciding to nominate Mr. Marinucci, the Board considered his extensive Executive Management and Board level experience in other organizations, together with his experience of leading TSX-Listed publicly traded companies.

Clemens Mayr

 Mr. Mayr (51) has been a Director of IntelGenx Technologies Corp. since August 2015. Since 2006, Clemens Mayr is a partner of McCarthy Tétrault LLP, a leading Canadian law firm. Prior thereto, he was partner with Ogilvy Renault LLP from 1999 to 2006 and lawyer at this firm from 1997 to 1999.  His practice focuses on domestic and cross-border mergers and acquisitions and capital markets. In the course of his practice he has advised corporations and boards in numerous industries, including in particular life-sciences and technology. He currently also serves on the Board of Directors of the Institute of Corporate Directors (Quebec Chapter).

 Mr. Mayr was born in Innsbruck, Austria. He received his LLB from the Universite de Montreal in 1990 and was called to the Quebec bar in 1991.

 Since February 2017, McCarthy Tetrault LLP has been acting as the Company's Canadian legal counsel.

 In deciding to nominate Mr. Mayr, the Board considered his strong background and experience in corporate governance, M&A and capital markets. Mr. Mayr is uniquely qualified to provide guidance to the Company's executive management in the execution of its growth strategy.

Mark Nawacki, CPA, CA

 Mr. Nawacki  (51) has been a Director of IntelGenx Technologies Corp. since August 2016.

Prior to his appointment, from February to July 2016, Mr. Nawacki was a member of the Scientific Advisory Board of IntelGenx Corp, which provides advice to the Company's management team. Since February 2015, Mark Nawacki is the President and CEO of Searchlight Pharma Inc., a Canadian-based private specialty pharmaceutical company focused on the acquisition and commercialization of innovative and unique healthcare and pharmaceutical products. He is also a director of Searchlight Pharma Inc. Prior to joining Searchlight Pharma, from September 2003 to September 2014, Mr. Nawacki served as Executive Vice President, Business and Corporate Development of Paladin Labs, where he spent over 11 years building out the Company's commercial and geographic footprint. Over the course of his 11-year tenure at Paladin, Mr. Nawacki helped shape the therapeutic focus of Paladin's Canadian business via licensing and acquisitions, and built Paladin's international expansion and emerging markets strategy.

Mr. Nawacki holds a BA in International Relations and Russian and East European Studies from the University of Toronto (Trinity), MBA also from the University of Toronto, and is a Canadian-designated CPA. He is a past member of the Board of Trustees of the Licensing Executive Society (USA & Canada) and is a former President and Board Member of the Canadian Healthcare Licensing Association. He also currently serves on the Board of Kane Biotech Inc., a Canadian Company publicly traded on the TSX Venture Exchange, the Montreal Bach Festival and The Sacred Heart School of Montreal.

In deciding to nominate Mr. Nawacki, the Board considered his executive management experience and his various board positions, as well as his scientific expertise, his life sciences industry experience, his business development experience and licensing transactional experience.

Ingrid Zerbe

 Mrs. Zerbe (65) is our Corporate Secretary since 2006. Mrs. Zerbe is the founder of IntelGenx Corp., our Canadian Subsidiary. She served as the President of IntelGenx Corp, from its incorporation in June 2003 until December 2005. She has been a Director of the subsidiary since its incorporation in June 2003 and a Director of the parent company from April 2006 until August 2006. Mrs. Zerbe was the Director, Finance and Administration of IntelGenx Corp. from 2003 to 2016.  She holds a bachelor degree in economics from a business school in Bottrop, Germany, and a bachelor degree in social sciences from the University of Dortmund, Germany.

Mrs. Zerbe is married to Dr. Horst G. Zerbe, who is our Chief Executive Officer and Chairman of the Board.

CORPORATE GOVERNANCE

Board Leadership Structure

 The  Board is responsible for overseeing the business and affairs of the Company.  Directors are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular quarterly and special meetings of the Board and its committees.

The Charter of the Board is posted on our website at http://www.intelgenx.com.

 The Board is currently comprised of Dr. Horst G. Zerbe, who serves as our Chairman and five directors, four of which are independent. Dr. Zerbe is also our Chief Executive Officer. We believe, because of the size of our Company, that the Company, like many U.S. companies, is currently best served by having one person serve as both Chief Executive Officer and Chairman of the Board.  The Board believes that through this leadership structure, Dr. Zerbe is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with partners, customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day-to-day operations, Dr. Zerbe is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board's attention.  The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, partners, customers, employees and other stakeholders with a unified, single voice.

In 2014 the Board created the position of Vice Chairman, who serves as the independent Lead Director. The role of Lead Director is to facilitate the functioning of the Board, to help ensure that appropriate processes are followed, to assist in fostering and seeking input of independent directors, and to ensure independent director participation in all Board decisions.

The Lead Director ensures that the Board's relationship with management functions effectively and furthers the best interest of the Company, including working with the committees appointed by the Board to ensure they have the proper structure and appropriate assignments. The Lead Director also regularly communicates with the Chairman and Chief Executive Officer so that he is aware of any concern of the independent directors and any concerns communicated by our shareholders. The role and responsibilities of the Lead Director are in addition to and distinct from the role of the chair of each of the committees of the Board.

The mandate of the Vice Chairman (Lead Director) is posted on our website at http://www.intelgenx.com.

Independence of Directors of the Board

The Board has determined that four of our Directors, J. Bernard Boudreau, Bernd Melchers, John Marinucci and Mark Nawacki are independent within the meaning of the director independence standards of both The Nasdaq Stock Market, LLC ("NASDAQ") and the United States Securities and Exchange Commission ("SEC"), including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Meetings of the Board

 The Board held four regular meetings during our 2019 Fiscal Year. Additionally, between regular scheduled meetings, management remains in contact with our Board to keep Directors abreast Company matters. All our Directors attended all of the Board meetings and all of the committee meetings for the committees on which they served.

 We encourage the Directors to attend the Meeting to be available to answer Shareholders' questions. All except one of our Directors attended the last Annual Meeting in May 2019.

Compensation of the Board

 Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board. As described below in "Director Compensation", during our 2019 Fiscal Year, our Directors of the Board (except for the CEO) received an annual stipend of $36,000, the Vice Chairman of the Board received an additional annual stipend of $14,500, and each Chairman of a Board Committee received additional $7,500. Director fees are paid in quarterly installments at the beginning of each quarter.

 In November 2016, the Board resolved to compensate non-employee Directors for their efforts on special or ad hoc committees or for board approved initiatives that fall outside the scope of customary director's duties. A daily (per 8 hours) per diem rate of $754 (CA$ 1,000) was established. The Audit Committee Chair needs to approve per diem charges submitted by directors. During the 2019 Fiscal Year, no charges  were submitted or paid under the new policy.

 Deferred Share Unit Plan. Effective February 7, 2018, the Board approved a Deferred Share Unit Plan ("DSU Plan") to compensate non-employee directors as part of their annual remuneration. Under the DSU Plan, the Board may grant Deferred Share Units ("DSUs") to the participating directors at its discretion and, in addition, each participating director may elect to receive all or a portion of his or her annual cash stipend in the form of DSUs. To the extent DSUs are granted, the amount of compensation that is deferred is converted into a number of DSUs, as determined by the market price of our Common Stock on the effective date of the election. The earliest redemption date will be six months following retirement of the participant from any position at the Company or its subsidiaries. These DSUs are converted back into a cash amount at the expiration of the deferral period based on the market price of our Common Stock on the expiration date and paid to the director in cash in accordance with the payout terms of the DSU Plan. As the DSUs are on a cash-only basis and no shares of Common Stock will be reserved or issued in connection with the DSUs, no approval was required from the security authorities or shareholders. On March 27, 2019, 54,348 DSUs were granted to each of the five non-employee directors under the DSU Plan.

Prior to the adoption of the DSU Plan, the non-employee directors received an annual grant of 50,000 stock options. In connection with the adoption of the DSU Plan, the annual grants were terminated effective January 1, 2018. Going forward, the Company intends on compensating non-employee directors with DSUs instead of grants of stock options.

Committees of the Board

 The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nomination Committee. Furthermore, in August 2016, we implemented an ad-hoc-Succession Committee.

 Audit Committee. Our Audit Committee is comprised of independent members of our Board and is currently composed of Bernd Melchers, John Marinucci and Mark Nawacki. The Audit Committee held four meetings during our 2019 Fiscal Year.

 Our Audit Committee assists our Board in fulfilling its responsibilities for oversight and supervision of financial and accounting matters.  The Chairman of the Audit Committee is Mr. Bernd Melchers. Our Audit Committee's responsibilities include, among others (i) recommending to the Board the engagement of the external auditor and the terms of the external auditor's engagement; (ii) overseeing the work of the external auditor, including dispute resolution between management and the external auditor, if required; (iii) pre-approving all non-audit services to be provided to us by our external auditor; (iv) reviewing our financial statements, management's discussion and analysis and annual and interim earnings press releases before this information is publicly disclosed; (v) assessing the adequacy of procedures for our public disclosure of financial information; (vi) establishing procedures to deal with complaints received by us relating to our accounting and auditing matters; and (vii) reviewing our hiring policies regarding employees of our external auditor or former auditor.

We have adopted, along with our Audit Committee, a written charter of the Audit Committee setting out the mandate and responsibilities of the Audit Committee which provides that the Audit Committee convene no less than four times per year.

 The Audit Committee Charter is posted on our website at http://www.intelgenx.com.

 Accordingly, the Audit Committee discusses with Richter LLP, our auditors, our audited financial statements, including, among other things, the quality of our accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by our management in our financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, in addition to the auditor's independence.

 Audit Committee Financial Expert. Mr. Bernd Melchers, Mr. John Marinucci and Mr. Mark Nawacki are audit committee financial experts under the rules of the SEC.  Mr. Melchers, Mr. Marinucci and Mr. Nawacki are "independent directors" as defined in the Nasdaq Stock Market, Inc. Marketplace Rules and meet the independence and experience requirements of the SEC.

 Compensation Committee. Our Compensation Committee is comprised of a majority of independent members of our Board and currently consists of the Chairman of the Compensation Committee, John Marinucci, J. Bernard Boudreau, and Clemens Mayr. The Compensation Committee held four meetings in 2019.

 Our Compensation Committee reviews and makes recommendations to our Board concerning the compensation of our directors and executive officers which include the review of our executive compensation and other human resource policies, the review and administration of any bonuses, stock options and equity compensations and major changes to our benefit plans as well as the review of and recommendations regarding the performance of the Chief Executive Office, the  Chief Financial Officer, the Vice President of Business and Corporate Development, the Vice President of Research and Development and the Vice President of Operations of our Company and its subsidiary.

We have adopted, along with our Compensation Committee, a written charter of the Compensation Committee setting out the mandate and responsibilities of the Compensation Committee which provides that the Compensation Committee convene no less than three times per year, that directors not on the Compensation Committee may attend meetings at the invitation of the Chairman of the Compensation Committee and that member of the Compensation Committee may invite members of management or other outside consultant to attend Compensation Committee meetings as determined necessary or desirable. We did not engage a compensation consultant in 2019.

The Compensation Committee Charter is posted on our website at http://www.intelgenx.com.

 Compensation Committee Interlocks and Insider Participation. As stated above, the Compensation Committee consists of John Marinucci, J. Bernard Boudreau and Clemens Mayr. There are no interlocking relationships, as described by the SEC, between the Compensation Committee members.

 Corporate Governance and Nomination Committee ("CG&N Committee").  Our CG&N Committee is comprised of members of our Board and currently consists of the Chairman of the CG&N Committee, J. Bernard Boudreau, Horst G. Zerbe, Clemens Mayr and Mark Nawacki. The CG&N Committee was implemented in August 2015 and held four meetings in 2019.

The CG&N Committee is responsible for performing the duties set out in his Charter to enable the Board to discharge its responsibilities and obligations with respect to identifying and recommending candidates for election to the Board and all committees of the Board. Furthermore, the CG&N Committee is responsible for developing an effective corporate governance system for IntelGenx Technologies Corp., and for reviewing and assessing on an ongoing basis our corporate governance and public disclosure.

 In considering a potential candidate, the CG&N Committee considers both the qualities and skills that the Board, considered in its entirety, currently possesses and that the Board should possess. Based on the skills and experiences already represented on the Board, the CG&N Committee will consider the experience, personal attributes and qualities that a candidate should possess in light of the anticipated growth and development of the Company. The CG&N Committee recognizes the benefits of promoting diversity at the Board level. Diverse perspectives linked in common purpose contribute to innovation and growth of the Company. In considering candidates and selecting nominees for the Board, diversity, including gender diversity, is an important factor considered by the CG&N Committee. In assessing a candidate's suitability, the CG&N Committee also takes into consideration the existing commitments of the individual to ensure that each member has sufficient time to discharge such member's duties.

 Notwithstanding the fact that the CG&N Committee is charged with the responsibility of identifying potential new Board members, all members of the Board are eligible to put forth candidates for the CGNC Committee to consider. Additionally, the Board may engage recruiting firms to assist with identifying qualified candidates. Once candidates have been approved by the CG&N Committee and their interest level gauged, the entire Board discusses, both formally and informally, the suitability of a particular candidate.

Shareholders may recommend individuals to our Board for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to our principal office, 6420 Abrams, Ville St. Laurent, Quebec H4S 1Y2, Attn: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, our Board will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

We have adopted, along with our CG&N Committee, a written charter of the CG&N Committee setting out the mandate and responsibilities of the CG&N Committee which provides that the Committee convene as frequently as it determines necessary but not less frequently than twice each year.

The CG&N Committee Charter is posted on our website at http://www.intelgenx.com.

Ad-hoc Succession Committee. Our Ad-hoc Succession Committee is comprised of members of our Board and currently consists of the Vice Chairman of the Board, J. Bernard Boudreau, Clemens Mayr and Dr. Horst G. Zerbe. The Ad-hoc Succession Committee held three meetings in 2019. The Ad-hoc Succession Committee was implemented in August 2016 with the objective to establish the framework for the search of the planned and/or unplanned, interim or permanent successor of our current CEO. The committee had met on several occasions to create an Interim CEO Replacement Plan. The Board adopted the plan in November of 2016, which provides directions for the temporary succession of the CEO in the event of his planned or potentially unplanned departure or leave of absence. The decision on a CEO successor will be made at some appropriate future date by the full Board

Board's Role in Risk Oversight

 Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Company to the Board's attention. The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. To facilitate the Board's risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to the Board and its committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. During regular Audit Committee meetings, committee members discuss the financial results for the most recent fiscal quarter with the independent auditors, Chief Financial Officer and Chief Executive Officer. The Audit Committee also meets with and provides instruction to the independent auditors outside the presence of management. These discussions allow the members of the Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

 The Compensation Committee oversees the Company's executive compensation arrangements, including the identification and management of risks that may arise from the Company's compensation policies and practices.

Executive Compensation

 The key objectives of our executive compensation policies are to attract and retain key executives who are important to our long-term success and to provide incentives for these executives to achieve high levels of job performance and enhancement of shareholder value. We seek to achieve these objectives by paying our executives a competitive level of base compensation for companies of similar size and industry and by providing our executives an opportunity for further reward for outstanding performance in both the short term and the long term.

 Executive Officer Compensation. Our executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants and/or RSU awards.

 Salary. The Compensation Committee and our Board will review base salaries for our executive officers, taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Compensation Committee will also consider our executive officers' salaries relative to salary information for executives in similar industries and similarly sized companies.

 Cash Bonuses. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives. The cash bonuses are paid on the base of executives achieving annual individual and corporate objectives, which are set annually by the Board and the CEO and reviewed by the Compensation Committee.

 Long Term Incentive Compensation. Until May 2018, stock options were the primary vehicle for rewarding long-term achievement of Company goals. At the 2018 annual meeting, our shareholders approved the Performance and Restricted Share Unit Plan ("PRSU Plan"), which provides us with an additional vehicle to compensate its officers. On a going forward basis, we will be able to compensate executive officers with RSUs as well as stock options.

The objectives of the stock option and the RSU program are to align employees' and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under our 2016 Stock Option Plan, the Board may authorize the grant of options to purchase our Common Stock to our key employees.  The options generally vest in increments over a period of two years established at the time of grant. Under the PRSU Plan, the Board may authorize the award of restricted share units. The vesting of such restricted share units is determined by the Board at the time of the award.

Share Ownership Policy. In August 2017 the Board adopted a Share Ownership Policy (the "Ownership Policy") to align the interests of our senior executives and our non-employee directors with the interests of our shareholders and to mitigate excessive risk taking by requiring participants in the Ownership Policy to attain and maintain a stated level of share ownership in the Company. Each participant is required to acquire and maintain ownership of shares of Common Stock equal to a specified multiple of his or her base salary or annual cash stipend, which ranges from 0.5 to 3 times base salary or annual cash stipend. Each participant must retain 25% of all net shares (post-tax) that vest until achieving his or her minimum share ownership requirement. Participants are expected to fulfill their full ownership requirements under the Ownership Policy within five years of becoming subject to it. If a participant receives an increase in his or her base salary or annual retainer, leading to an increase in the ownership requirement, the Participant will have five years from the date of such increase to achieve the incremental share ownership requirement. As of the date of this filing, the only participant to have achieved the ownership requirement is Dr. Zerbe.

Involvement in Certain Legal Proceedings

 None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K, other than Mr. Boudreau who was formerly the Vice President of Pharmeng International Inc. from 2005 to 2008, which since filed for bankruptcy on April 14, 2009. He was also a Director of Pharmeng until April 13, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

 Section 16(a) of the Exchange Act requires directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and change in ownership with the SEC. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

 Based solely upon our review of the copies of such forms that we received during the 2019 Fiscal Year, we believe that each person who at any time during the fiscal year was a director, officer, or beneficial owner of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements during such fiscal year.

Communications with the Board

 Any record or beneficial owner of our Common Stock who wishes to communicate with the Board should contact the Chairman of the Board or the Chairman of the Audit Committee. If particular communications are directed to the full Board, independent directors as a group, or individual directors, the Chairman of the Board or the Chairman of the Audit Committee, as applicable, will route these communications to appropriate committees or directors if the intended recipients are clearly indicated. Any record or beneficial owner of our Common Stock who has concerns about our  accounting, internal accounting controls, or auditing matters relating to us should also contact the Audit Committee.

 Written communications should be addressed to IntelGenx Technologies Corp., 6420 Abrams, Ville St-Laurent, Quebec H4S 1Y2, Canada, Attention: Chairman of the Board/Chairman of the Audit Committee. Communications that are intended to be anonymous should be sent to the same address but without indicating your name or address, and with an interior envelope addressed to the specific committees or directors you wish to communicate with.

Code of Ethics

 We have adopted a Code of Business Conduct and Ethics that applies to our directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on our website at http://www.intelgenx.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the web address specified above.

EXECUTIVE COMPENSATION

 The following table sets forth all compensation awarded to, or earned by, certain executive officers, including our Principal Executive Officer, and our three other most highly compensated executive officers for the years indicated.

Name and				Option	All Other
principal				Awards(2)	Compensation
position	Year	Salary ($)	Bonus($)	($)	($)	Total ($)
(a)	(b)	(c)		(f)	(i)	(j)
Horst G. Zerbe,	2019	233,647	NIL	NIL	NIL	233,647
CEO	2018	231,921	61,354(3)	83,520(1)	NIL	376,795
Andre Godin	2019	216,312	NIL	NIL	NIL	216,312
President and CFO	2018	214,556	45,409 (3)	83,520(1)	NIL	343,485
Nadine Paiement	2019	135,666	NIL	NIL	NIL	135,666
VP Research and Development	2018	135,062	21,439 (3)	41,760(1)	NIL	198,261
Dana Matzen,	2019	166,191	NIL	NIL	NIL	166,191
VP Corporate and Business Development	2018	170,178	15,436 (3)	41,760(1)	NIL	227,374

Footnotes:

(1) In June 2018 Dr. Zerbe and Mr. Godin each received options to purchase 200,00 shares of Common Stock; Ms. Paiement and Dr. Matzen each received options to purchase 100,000 shares of Common Stock.

(2) The amounts in this column represent the grant date fair value of stock option grants in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The value of 200,000 and 100,000 option grants has been determined using the Black-Scholes method and is based on the following assumptions: risk-free rate of return of 2.80%, dividend rate of 0%, volatility rate of 58% and an average term of 5.63 years. No Adjustment has been made for the risk of forfeiture and for non-transferability.

(3) Bonuses for fiscal year 2018, determined and paid out in the first quarter of 2019.

Compensation Discussion and Analysis

Employment Agreements

Horst G. Zerbe. Effective July 15, 2014, we entered into a new employment agreement with Dr. Zerbe, our President and Chief Executive Officer (the "Zerbe Agreement"). The agreement is for an indefinite period of time. Under the agreement, Dr. Zerbe is entitled to receive: (1) a minimum base salary of CA$250,000 per year; and (2) an annual bonus of up to 50% of base salary based upon the achievement of specific performance targets established between Dr. Zerbe and the Board.

Pursuant to the Zerbe Agreement, if Dr. Zerbe is terminated by us for Cause (as defined in the Zerbe Agreement), Dr. Zerbe is not entitled to any notice, compensation or expenses except for accrued salary, bonus or expenses. If we terminate Dr. Zerbe without Cause, Dr. Zerbe is entitled to all accrued payments, and Termination Benefits (as defined in the Zerbe Agreement) for an 18 month period (the "Zerbe Severance Period"), which shall include, (i) a lump sum payment of base salary for the Zerbe Severance Period, (ii) continued participation in employee benefits plans up to the earlier of the end of the Zerbe Severance Period or the start of subsequent employment with similar benefits, (iii) payment of a monthly automobile allowance up to the earlier of the end of the Zerbe Severance Period or the start of subsequent employment with similar benefits  (iii) payment of a bonus up to the date of termination of employment, and (iv) any stock options that are unvested shall immediately vest. All such payment must be made by us within ten days of the date of termination by us.

If the employment is terminated by Dr. Zerbe within 6 months following a Change in Control (as defined in the Zerbe Agreement), then Dr. Zerbe shall receive similar benefits as if he had been terminated without Cause. If Dr. Zerbe voluntarily terminates the Zerbe Agreement for any other reason or due to death or disability, we shall have no further obligations under the Zerbe Agreement except for the payment of accrued salary, expenses and benefits.

Following his retirement as President and Chief Executive Officer, effective January 1, 2014 and terminated on July 14, 2014, Dr. Horst Zerbe was appointed to serve in an ad-hoc capacity as an advisor to the Board and IntelGenx management in order to transition the responsibilities of President and CEO to Dr. Khosla and maintain continuity of management for a period of six months. Dr. Zerbe received compensation of CA$58,750 ($53,004), which was paid in equal installments, less deductions and withholdings required by law, before July 15, 2014, and continued to receive all employment benefits for which Dr. Zerbe was eligible as President and CEO for the duration of this appointment.

In the first quarter of 2015, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$42,969 ($38,767) for fiscal year 2014, which was paid to Dr. Zerbe in Q1 2015. Dr. Zerbe's salary was also increased to CA$262,500 effective January 1, 2015.

In the first quarter of 2016, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$98,438 ($76,988) for fiscal year 2015, which was paid to Dr. Zerbe in Q1 2016. Dr. Zerbe's salary was also increased to CA$272,500 effective January 1, 2016.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$106,275 ($80,174) for fiscal year 2016, which was paid to Dr. Zerbe in Q1 2017. Dr. Zerbe's salary was also increased to CA$286,125 effective January 1, 2017.

Following the recommendation of the Compensation Committee, Dr. Zerbe's salary was increased to CA$300,500 effective January 1, 2018. On November 28, 2018, the Board, on the recommendation of the Compensation Committee, approved a one-time bonus of CA$49,897 ($38,510) for fiscal year 2017. The bonus payment consisted of a cash component of CA$29,897 ($23,074) and a Restricted Share Unit award in the value of CA$20,000 ($15,436).

In the first quarter of 2019, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$79,497 ($61,354) for fiscal year 2018, which was paid to Dr. Zerbe in Q1 2019. Dr. Zerbe's salary was also increase to CA$310,000 effective January 1, 2019.

In the first quarter of 2020, following the recommendation of the Compensation Committee, the Board agreed that they will be no cash bonus for fiscal year 2019. Dr. Zerbe's salary was increase to CA323,000 effective January 1, 2020

Andre Godin. Effective August 24, 2015, we entered into an employment agreement with Mr. Godin, our Executive Vice President and Chief Financial Officer (the "Godin Agreement"). The agreement is for an indefinite period of time. Under the agreement, Mr. Godin is entitled to receive: (1) a minimum base salary of CA$240,000 per year; and (2) an annual bonus of up to 40% of base salary based upon the achievement of certain performance targets.

Pursuant to the Godin Agreement, if Mr. Godin is terminated by us for Cause (as defined in the Godin Agreement), Mr. Godin is not entitled to any notice, compensation or expenses except for accrued salary, bonus or expenses. If we terminate Mr. Godin without Cause, Mr. Godin is entitled to all accrued payments, and Termination Benefits (as defined in the Godin Agreement) for an 12 month period (the "Godin Severance Period"), which shall include, (i) a lump sum payment of base salary for the Godin Severance Period, (ii) continued participation in employee benefits plans up to the earlier of the end of the Godin Severance Period or the start of subsequent employment with similar benefits, (iii) receive payment of any accrued bonus. In addition, any stock options that are unvested shall immediately vest.

If the employment is terminated by Mr. Godin within 6 months following a Change in Control (as defined in the Godin Agreement), then Mr. Godin shall receive similar benefits as if he had been terminated without Cause. If Mr. Godin voluntarily terminates the Godin Agreement for any other reason or due to death or disability, we shall have no further obligations under the Godin Agreement except for the payment of accrued salary, expenses and benefits.

In the first quarter of 2016, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$25,001 ($19,553) prorated for fiscal year 2015, which was paid to Mr. Godin in Q1 2016. Mr. Godin's salary was also increased to CA$252,000 effective January 1, 2016.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$75,600 ($57,033) for fiscal year 2016, which was paid to Mr. Godin in Q1 2017. Mr. Godin's salary was also increased to CA$264,600 effective January 1, 2017.

Following the recommendation of the Compensation Committee, Mr. Godin's salary was increased to CA$278,000 effective January 1, 2018. On November 28, 2018, the Board, on the recommendation of the Compensation Committee, approved a one-time bonus of CA$37,044 ($28,599) for fiscal year 2017. The bonus payment consisted of a cash component of CA$22,044 ($17,013) and a Restricted Share Unit award in the value of CA$15,000 ($11,577).

In the first quarter of 2019, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$58,836 ($45,409) for fiscal year 2018, which was paid to Mr. Godin in Q1 2019. Mr. Godin's salary was also increase to CA$287,000 effective January 1, 2019.

In the first quarter of 2020, following the recommendation of the Compensation Committee, the Board agreed that they will be no cash bonus for fiscal year 2019. Mr. Godin's salary was increase to CA300,000 effective January 1, 2020

Nadine Paiement. Effective January 18, 2016, IntelGenx Corp., one of our wholly owned subsidiaries entered into an employment agreement with Ms. Paiement, our Vice President, Research and Development (the "Paiement Agreement"). The agreement is for an indefinite period of time. Under the agreement, Ms. Paiement is entitled to receive: (1) a minimum base salary of CA$125,000 per year; and (2) an annual bonus of up to 30% of base salary based upon the achievement of certain performance targets.

 Pursuant to the Paiement Agreement, if Ms. Paiement is terminated for any reason other than for Cause (as defined in the Agreement), then she shall (i) receive a lump sum payment of the base salary that would have been payable for a 12 month period (the "Severance Period"), (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus. In addition, all unvested stock options shall vest immediately (collectively the "Termination Benefits").

On the occurrence of a Change in Control (as defined in the Agreement), Ms. Paiement may terminate the Agreement within a period of six months and we shall be required to provide her with the Termination Benefits. The Agreements contain non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreements for whatever reason whether voluntary or involuntary.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$29,405 ($22,183) for fiscal year 2016, which was paid to Ms. Paiement in Q1 2017. Ms. Paiement's salary was also increased to CA$150,000 effective January 1, 2017.

Following the recommendation of the Compensation Committee, Ms. Paiement's salary was increased to CA$175,000 effective January 1, 2018. On November 28, 2018, the Board, on the recommendation of the Compensation Committee, approved a one-time cash bonus of CA$16,200 ($12,503) for fiscal year 2017.

In the first quarter of 2019, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$27,778 ($21,439) for fiscal year 2018, which was paid to Ms. Paiement in Q1 2019. Ms. Paiement's salary was also increase to CA$180,000 effective January 1, 2019.

In the first quarter of 2020, following the recommendation of the Compensation Committee, the Board agreed that they will be no cash bonus for fiscal year 2019. Ms. Paiement's salary was increase to CA$188,000 effective January 1, 2020

 Dana Matzen. Effective March 14, 2016 IntelGenx Corp., one of our wholly owned subsidiaries entered into an Agreement with Dr. Dana Matzen, our Vice President, Business Development (the "Matzen Agreement"). The agreement is for an indefinite period of time. Under the Agreement, Dr. Matzen is entitled to receive (1) a minimum base salary of CA$175,000 per year which will automatically increase to CA$210,000 after six months and (2) an annual bonus of up to 30% of her base salary for meeting certain performance targets.

Pursuant to the Matzen Agreement, if Dr. Matzen is terminated by us for Cause (as defined in the Matzen Agreement), Dr. Matzen is not entitled to any notice, compensation or expenses except for accrued salary, bonus or expenses. If we terminate Dr. Matzen without Cause, Dr. Matzen is entitled to all accrued payments, and Termination Benefits (as defined in the Matzen Agreement) for an 12 month period (the "Matzen Severance Period") which shall include, (i) a lump sum payment of base salary for the Matzen Severance Period plus the average of the three (3) last years' bonuses that would have been payable during the Severance Period, (ii) continued participation in employee benefits plans up to the earlier of the end of the Matzen Severance Period or the start of subsequent employment with similar benefits, (iii) receive payment of any accrued bonus. In addition, any stock options that are unvested shall immediately vest.

If the employment is terminated by Dr. Matzen within 6 months following a Change in Control (as defined in the Matzen Agreement), then Dr. Matzen shall receive similar benefits as if she had been terminated without Cause. If Dr. Matzen voluntarily terminates the Matzen Agreement for any other reason or due to death or disability, we shall have no further obligations under the Matzen Agreement except for the payment of accrued salary, expenses and benefits.

In the first quarter of 2017, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$23,274 ($17,558) prorated for fiscal year 2016, which was paid to Dr. Matzen in Q1 2017.

Following the recommendation of the Compensation Committee, Dr. Matzen's salary was increased to CA$220,500 effective January 1, 2018. On November 28, 2018, the Board, on the recommendation of the Compensation Committee, approved a one-time cash bonus of CA$17,010 ($13,128) for fiscal year 2017.

In the first quarter of 2019, following the recommendation of the Compensation Committee, the Board approved a one-time cash bonus of CA$20,000 ($15,436) for fiscal year 2018, which was paid to Dr. Matzen in Q1 2019. Dr. Matzen's salary will be CA$220,500 effective January 1, 2019.

In the first quarter of 2020, following the recommendation of the Compensation Committee, the Board agreed that they will be no cash bonus for fiscal year 2019. Dr. Matzen's salary was increase to CA230,000 effective January 1, 2020

Incentive Plan Awards

 The following table presents information regarding the outstanding equity awards held by each of the named officers as of December 31, 2019, including the vesting dates for the portions of these awards that had not vested as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Number of Securities	Number of Securities	Equity Incentive Plan
	Underlying	Underlying	Awards: Number of
	Unexercised	Unexercised	Securities Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	(#)	(#)	Unearned Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
(a)	(b)	(c)	(d)	(e)	(f)
Horst G. Zerbe	179,808(1)	NIL	NIL	0.77	Aug. 27, 2027
	150,000(1)	50,000(1)	NIL	0.76	June 10, 2028
Andre Godin	600,000(2)	NIL	NIL	0.58	July 20, 2020
	59,970(2)	NIL	NIL	0.77	Aug. 27, 2027
	150,000(2)	50,000(2)	NIL	0.76	June 10, 2028
Nadine Paiement	75,000(3)	NIL	NIL	0.41	Jan. 18, 2021
	59,970(3)	NIL	NIL	0.77	Aug. 27, 2027
	75,000(3)	25,000(3)	NIL	0.76	June 10, 2028
Dana Matzen	200,000(4)	NIL	NIL	0.73	Sep. 14 ,2026
	59,970(4)	NIL	NIL	0.77	Aug. 27, 2027
	75,000(4)	25,000(4)	NIL	0.76	June 10, 2028

Footnotes:

(1) On August 28, 2017 the Board approved the grant of 179,808 options to purchase Common Stock to Dr. Zerbe. The options vested over two years, all of which were exercisable as of year end 2019. On June 11, 2018 the Board approved the grant of 200,000 options to purchase Common Stock to Dr. Zerbe. The options vest over two years, 150,000 of which were exercisable as of year end 2019.

(2) On July 20, 2015, the Board approved the grant of 600,000 options to purchase Common Stock to Mr. Andre Godin. The options vested over two years, all of which were exercisable as of year-end 2019. On August 28, 2017 the Board approved the grant of 59,970 options to purchase Common Stock to Mr. Godin. The options vested over two years, all of which were exercisable as of year end 2019. On June 11, 2018 the Board approved the grant of 200,000 options to purchase Common Stock to Mr. Godin. The options vest over two years, 150,000 of which were exercisable as of year end 2019.

(3) On January 19, 2016, the Board approved the grant of 75,000 options to purchase Common Stock to Ms. Nadine Paiement. The options vested over two years, all of which were exercisable as of year-end 2019. On August 28, 2017 the Board approved the grant of 59,970 options to purchase Common Stock to Ms. Paiement. The options vested over two years, all of which were exercisable as of year end 2019. On June 11, 2018 the Board approved the grant of 100,000 options to purchase Common Stock to Ms. Paiement. The options vest over two years, 75,000 of which were exercisable as of year end 2019.

(4) On September 15, 2016, the Board approved the grant of 200,000 options to purchase Common Stock to Dr. Dana Matzen. The options vested over two years, all of which were exercisable as of year-end 2019. On August 28, 2017 the Board approved the grant of 59,970 options to purchase Common Stock to Dr. Matzen. The options vested over two years, all of which were exercisable as of year end 2019. On June 11, 2018 the Board approved the grant of 100,000 options to purchase Common Stock to Dr. Matzen. The options vest over two years, 75,000 of which were exercisable as of year end 2019.

Director Compensation

 The following table sets forth compensation paid to each named Director during the 2019 Fiscal Year.

 In addition, Directors are reimbursed for reasonable expenses incurred in their capacity as directors, including travel and other out-of-pocket expenses incurred in connection with meetings of the Board or any committee of the Board.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Horst G. Zerbe(3)(5)	NIL	NIL	NIL	NIL	NIL	NIL	NIL
J. Bernard Boudreau(2)(3)(4)	58,000	NIL	NIL	37,685	NIL	NIL	95,685
Bernd J. Melchers (1)	43,500	NIL	NIL	37,685	NIL	NIL	81,185
John Marinucci(1)(2)	43,500	NIL	NIL	37,685	NIL	NIL	81,185
Clemens Mayr(2)(3)	36,000	NIL	NIL	37,685	NIL	NIL	73,685
Mark Nawacki (1) (3)	36,000	NIL	NIL	37,685	NIL	NIL	73,685

Footnotes:

(1) Audit Committee member

(2) Compensation Committee member

(3) CG&N Committee member

(4) Vice Chairman of the Board

(5) Chairman of the Board

 Effective April 1, 2015, our Directors of the Board (except for the CEO) received an annual stipend of CA$36,000, the Vice Chairman of the Board received an additional stipend of CA$14,500 and each Chairman of a Board committee received an additional CA$7,500. Director fees are paid in quarterly installments at the beginning of each quarter. Effective January 2017, the currency of the Directors' compensation changed from Canadian dollars to U.S. dollars. The amounts remained the same.

 In November 2016, the Board resolved to compensate non-employee directors for their efforts on special or ad hoc committees or for Board approved initiatives that fall outside the scope of customary director's duties. A daily (per 8 hours) per diem rate of $770 (CA$ 1,000) was established. The Audit Committee Chair needs to approve per diem charges submitted by directors. During the 2019 Fiscal Year, no charges were submitted or paid under the policy.

Effective February 7, 2018, the Board approved a DSU Plan to compensate non-employee directors as part of their annual remuneration. Under the DSU Plan, the Board may grant DSUs to the participating directors at its discretion and, in addition, each participating director may elect to receive all or a portion of his or her annual cash stipend in the form of DSUs. To the extent DSUs are granted, the amount of compensation that is deferred is converted into a number of DSUs, as determined by the market price of our Common Stock on the effective date of the election. These DSUs are converted back into a cash amount at the expiration of the deferral period based on the market price of our Common Stock on the expiration date and paid to the director in cash in accordance with the payout terms of the DSU Plan. As the DSUs are on a cash-only basis and no shares of Common Stock will be reserved or issued in connection with the DSUs, no approval was required from the security authorities or shareholders. During the 2019 Fiscal Year, 54,348 DSUs valued at CA$50,000 (US$37,685) were awarded to each of the five non-employee directors.

At December 31, 2019 Mr. Boudreau, Mr. Melchers, Mr. Marinucci, Mr. Mayr and Mr. Nawacki held 150,000, 150,000, 150,000, 175,000 and 125,000 vested options to purchase Common Stock respectively.

Directors' and Officers' Liability Insurance

 During the 2019 Fiscal Year, we carried Directors' and Officers' liability insurance at an approximate annual cost of $143,769 for an insured amount of $15 million. Because of unfavorable market conditions for D&O insurances when the renewal was due in November 2019, we extended the period of the excising policy until February 2020. Under worldwide difficult market conditions for D&O insurance terms we renewed our policy effective February 28, 2020 with a reduced insured liability amount of $10 million at the annual cost of $435,745.

Compensation Committee Report

 The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this document with management and based upon this review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2019.

Respectively submitted, John Marinucci (Chairman) J. Bernard Boudreau Clemens Mayr Members of the Compensation Committee

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

 Although IntelGenx has not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our Board. The term "related party transaction" refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Family Relationships

 Horst G. Zerbe and Ingrid Zerbe are husband and wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock by our directors and executive officers, and by each beneficial owner of five percent (5%) or more of our outstanding Common Stock.  Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, unless otherwise indicated.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.  In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock subject to options, warrants, convertible debentures and restricted share units currently exercisable or exercisable within 60 days after the date of this proxy statement are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Applicable percentage ownership is based upon 110,259,652 shares of Common Stock outstanding as of March 26, 2020. Unless otherwise indicated, the address of each of the named persons is care of IntelGenx Technologies Corp., 6420 Abrams, Ville St-Laurent, Quebec, H4S 1Y2.

Name and Address	Amount and Nature of	Percent of
Of Owner	Beneficial Ownership	Class
Horst G. Zerbe(1)	4,948,420.5(1)	4.49%
Ingrid Zerbe(2)	5,539,875.5(2)	5.02%
Bernard J. Boudreau (3)	300,000 (3)	*
Bernd Melchers(4)	270,000 (4)	*
John Marinucci(5)	225,000 (5)	*
Andre Godin(6)	1.038,510 (6)	*
Clemens Mayr(7)	175,000 (7)	*
Nadine Paiement(8)	269,970 (8)	*
Dana Matzen(9)	334,970 (9)	*
Mark Nawacki(10)	125,000 (10)	*
Rodolphe Obeid(11)	215,000 (11)	*
All directors and officers as a group (11 persons)	13,441,746	12.19%

* Less than 1%.

(1) In connection with the acquisition of IntelGenx in 2006, Horst G. Zerbe became our President, Chief Executive Officer and Director and acquired 4,709,643.5 exchangeable shares of our Canadian holding corporation 6544631Canada Inc., a Canadian special purpose corporation which wholly owns IntelGenx Corp. (the "Exchangeable Shares"). The 4,709,643.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Horst Zerbe's discretion. On July 28, 2011 Horst Zerbe exchanged 470,964 of the exchangeable shares into shares of Common Stock of IntelGenx Technologies Corp. In January of 2013, Horst Zerbe sold 250,000 of those shares of Common Stock on the open market. In April and August of 2015, Horst Zerbe sold 60,000 and 36,900 of those Shares of Common Stock respectively on the open market. Prior to exchanging the Exchangeable Shares for shares of common stock, Horst Zerbe has the right to vote the remaining 4,238,679.5 shares of Common Stock which are currently held in trust on behalf of Horst Zerbe. All of the 4,362,743.5 shares of Common Stock have not been registered for resale at this time. On December 8, 2014 he also received 25,000 options to purchase Common Stock at an exercise price of $0.53. The options vested over two years, all of which are exercisable within 60 days of this filing. On August 28, 2017, Dr. Zerbe received 179,908 options to purchase Common Stock at an exercise price of $0.77. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On June 11, 2018, 200,000 options to purchase Common Stock at an exercise price of $0.76 were granted to Dr. Zerbe. The options vest over two years, 25% every six months, 150,000 of which are exercisable within 60 days of this filing. On December 24, 2018 the board awarded 30,769 restricted shares units ("RSUs") to Dr. Zerbe, which vested immediately and are exercisable into 30,769 shares of Common Stock.

Horst Zerbe and Ingrid Zerbe are husband and wife.

(2) In connection with the acquisition of IntelGenx in 2006, Ingrid Zerbe became our Corporate Secretary and our Director of Finance and Administration and acquired 4,709,643.5 Exchangeable Shares. In June of 2009 Ingrid Zerbe acquired 1,021,713 Exchangeable Shares from Joel Cohen in a private transaction.  The 5,731,356.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Ingrid Zerbe's discretion. On July 28, 2011 Ingrid Zerbe exchanged 573,135 of the exchangeable shares into shares of Common Stock of IntelGenx Technologies Corp. In January of 2013 Ingrid Zerbe sold 250,000 of those shares of Common Stock on the open market. In April and August of 2015, Ingrid Zerbe sold 86,900 and 163,100 of those shares of Common Stock respectively on the open market. Prior to exchanging the Exchangeable Shares, Ingrid Zerbe has the right to vote the remaining 5,158,221.5 shares of Common Stock which are currently held in trust on behalf of Ingrid Zerbe. All of the 5,231,356.5 shares of Common Stock have not been registered for resale at this time.

On July 12, 2017, Ingrid Zerbe acquired 100,000 8% Convertible Debentures, which are fully exercisable into 74,000 shares of Common Stock within 60 days of this filing.

Horst Zerbe and Ingrid Zerbe are husband and wife.

(3) On April 2, 2015, 50,000 options to purchase shares of Common Stock at an exercise price of $0.62 were granted to Mr. Boudreau.  The options vested immediately and are exercisable at the time of this filing. On January 19, 2016, 50,000 options to purchase shares of Common Stock at an exercise price of $0.41 were granted to Mr. Boudreau. The options vested immediately and are exercisable at the time of this filing. On January 18, 2017, 50,000 options to purchase shares of Common Stock at an exercise price of $0.89 were granted to Mr. Boudreau. All options included in the beneficial ownership table vested immediately and are exercisable at the time of this filing.

(4) Mr. Melcher's beneficial ownership includes 50,000 options to purchase shares of Common Stock at an exercise price of $0.62, granted to Mr. Melchers on April 2, 2015. On January 19, 2016, 50,000 options to purchase shares of Common Stock at an exercise price of $0.41 were granted to Mr. Melchers. On January 18, 2017, 50,000 options to purchase shares of Common Stock at an exercise price of $0.89 were granted to Mr. Melchers. All options included in the beneficial ownership table vested immediately and are exercisable at the time of this filing.

(5) Mr. Marinucci's beneficial ownership includes 50,000 options to purchase Common Stock at an exercise price of $0.62, granted on April 2, 2015. On January 19, 2016, 50,000 options to purchase shares of Common Stock at an exercise price of $0.41 were granted to Mr. Marinucci. On January 18, 2017, 50,000 options to purchase shares of Common Stock at an exercise price of $0.89 were granted to Mr. Marinucci. All options included in the beneficial ownership table vested immediately and are exercisable at the time of this filing.

(6) Mr. Godin's beneficial ownership consists of 600,000 options to purchase Common Stock at an exercise price of $0.58, granted July 20, 2015. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On August 28, 2017, Mr. Godin received 59,970 options to purchase Common Stock at an exercise price of $0.77. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On July 12, 2017, Andre Godin acquired 20,000 8% Convertible Debentures, which are fully exercisable into 14,800 shares of Common Stock within 60 days of this filing. On May 8, 2018, Mr. Godin participated in the Company's private placement offering and acquired 6% debentures notes which are convertible into 12,500 shares of Common Stock and 15,380 warrants at an exercise price of $0.80. On June 11, 2018, 200,000 options to purchase Common Stock at an exercise price of $0.76 were granted to Mr. Godin. The options vest over two years, 25% every six months, 150,000 of which are exercisable within 60 days of this filing. On December 24, 2018 the board awarded 23,077 RSUs to Mr. Godin, which vested immediately and are exercisable into 23,077 shares of Common Stock.

(7) Mr. Mayr's beneficial ownership consists of 75,000 options to purchase Common Stock at an exercise price of $0.58, granted August 13, 2015. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On January 19, 2016, 50,000 options to purchase Common Stock at an exercise price of $0.41 were granted to Mr. Mayr. The options vested immediately and are exercisable at the time of this filing. On January 18, 2017, 50,000 options to purchase shares of Common Stock at an exercise price of $0.89 were granted to Mr. Mayr. The options vested immediately and are exercisable at the time of this filing.

(8) Ms. Paiement's beneficial ownership includes 75,000 options to purchase Common Stock at an exercise price of $0.41, granted to Ms. Paiement on January 19, 2016. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On August 28, 2017, Ms. Paiement received 59,970 options to purchase Common Stock at an exercise price of $0.77. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On June 11, 2018, 100,000 options to purchase Common Stock at an exercise price of $0.76 were granted to Ms. Paiement. The options vest over two years, 25% every six months, 75,000 of which are exercisable within 60 days of this filing.

(9) Dr. Matzen's beneficial ownership consists of 200,000 options to purchase Common Stock at an exercise price of $0.73, granted September 15, 2016. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On August 28, 2017, Dr. Matzen received 59,970 options to purchase Common Stock at an exercise price of $0.77. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On June 11, 2018, 100,000 options to purchase Common Stock at an exercise price of $0.76 were granted to Dr. Matzen. The options vest over two years, 25% every six months, 75,000 of which are exercisable within 60 days of this filing.

(10) Mr. Nawacki's beneficial ownership consists of 75,000 options to purchase Common Stock at an exercise price of $0.73, granted September 15, 2016. The options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. On January 18, 2017, 50,000 options to purchase Common Stock at an exercise price of $0.89 were granted to Mr. Nawacki. The options vested immediately and are exercisable at the time of this filing.

(11) Dr. Obeid's beneficial ownership consists of options to purchase Common Stock which he received while he was holding varies positions at IntelGenx Corp. prior to his appointment as VP Operations.

On September 15, 2016, 50,000 options to purchase Common Stock at an exercise price of $0.73 were granted to Dr. Obeid and on December 27, 2016, 40,000 options to purchase Common Stock at an exercise price of $0.76 were granted to Dr. Obeid. All of these options vested over two years, 25% every six months and are exercisable within 60 days of this filing. On June 11, 2018, 100,000 options to purchase Common Stock were granted to Dr. Obeid. The options vest over two years, 25% every six months, 75,000 of which are exercisable within 60 days of this filing. On March 27, 2019, 100,000 options to purchase Common Stock were granted to Dr. Obeid. The options vest over two years, 25% every six months, 50,000 of which are exercisable within 60 days of this filing.

Equity Compensation Plan Information

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,153,846(1)	$0.54	946,154(3)
Equity Compensation Plans Not Approved by Security Holders	2,914,818(3)	$0.75	3,675,358(4)
Total	4,068,664	$0.69	4,621,512

(1)	Includes shares of our Common Stock issuable pursuant to options granted under the 2006 Stock Option Plan and RSUs awarded under our PRSU Plan.
(2)	The weighted average exercise price excludes RSU awards, which have no exercise price.
(3)

On May 9, 2016, the Board adopted the 2016 Stock Option Plan which amended and restated the 2006 Stock Option Plan, which expired in August 2016. As a result of the adoption of the 2016 Stock Option Plan, no additional options will be granted under the 2006 Stock Option Plan and all previously granted options will be governed by the 2016 Stock Option Plan. Due to the nature of the changes made to the 2006 Stock Option Plan it was determined that no shareholder approvals were required by the TSX Venture Exchange. The number in column (c) represents only securities available under the PRSU Plan.

(4)	Represents the maximum number of shares of our Common Stock available for grants under the 2016 Stock Option Plan as of December 31, 2019.

2016 Stock Option Plan

The 2016 Stock Option Plan was adopted by the Board in order to make the terms of the Company's stock option plan more consistent with the requirements of the TSX Venture Exchange and to remove certain provisions which would have enabled the Company to grant incentive stock options in compliance with Section 422 of the Internal Revenue Code. The 2016 Stock Option Plan permits the granting of options to officers, employees, directors and eligible consultants of the Company. A total of 6,361,525 shares of Common Stock were reserved for issuance under this plan, which includes stock options granted under the previous 2006 Stock Option Plan. In August 2018, the Board approved the amendment of the 2016 Stock Option Plan to increase the total number of shares of Common Stock reserved under the plan to 9,347,747. Options may be granted under the 2016 Stock Option Plan on terms and at prices as determined by the Board except that the options cannot be granted at less than the market closing price of the Common Stock on the TSX Venture Exchange on the date prior to the grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option may be exercised after the expiration of 10 years from the date of grant. The 2016 Stock Option Plan provides the Board with more flexibility when setting the vesting schedule for options which was otherwise fixed in the 2006 Stock Option Plan.

PRSU Plan

The PRSU Plan was approved by Shareholders at the 2018 annual meeting on May 7, 2018. The primary purpose of this PRSU Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified executive officers  of the Company and its Subsidiaries and to reward such executive officers  for their contributions toward the long term goals and success of the Company and to enable and encourage such executive officers  to acquire shares of Common Stock as long term investments and proprietary interests in the Company.

The PRSU Plan permits the Board to grant RSU awards to employees,  consultants or directors of the Company and Performance Share Unit ("PSU") awards to employees and consultants of the Company. In each case, the award of RSUs or PSUs are subject to restrictions in connection with the termination of employment, engagement or term in office. The Board may, in its sole discretion, grant the majority of the awards to insiders of the Company. The number of shares of Common Stock reserved for issuance under this plan is equal to a number that: (a) does not exceed 1,000,000 shares if, and for so long as the Company is listed on the TSX Venture Exchange, or (b) 2.5% of the issued and outstanding Common Stock of the Company, if the Company is listed on the Toronto Stock Exchange. The Board has the authority to condition the grant of RSUs or PSUs upon the attainment of specified performance goals, or such other factors (which may vary between awards) as the Board determines in its sole discretion. The Board has the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs or PSUs. In the case of PSUs, such awards may be adjusted in accordance with the applicable PSU award agreement.

On a going forward basis, the Company intends to primarily compensate executive officers with RSUs and compensate non-executive employees with stock options.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

 The Audit Committee reviewed and discussed the information contained in the 2019 first, second, third and fourth quarter earnings announcements with management of the Company and independent registered public accounting firm prior to public release.  They also reviewed and discussed the information contained in the 2019 first, second and third quarters' Forms 10-Q and full year Form 10-K with management of the Company and independent registered public accounting firm, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC, prior to filing with the SEC.  In addition, the Audit Committee met regularly with management, and the independent registered public accounting firm on various financial and operational matters, including to review plans and scope of audits and audit reports and to discuss necessary action.

 In connection with the Company's fiscal 2019 audited consolidated financial statements, the Audit Committee has:

   reviewed and discussed with management the Company's audited consolidated financial statements as of and for the 2019 Fiscal Year;
   discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication with those Charged with Governance, and SEC rule 2-07; and
   received and reviewed the written disclosures and the letter from the Company's independent accountants required by applicable requirements of the PCAOB in Rule 3526, and has discussed with the independent accountant its independence.

 Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the 2019 Fiscal Year filed with the SEC.

Respectfully submitted,

Bernd J. Melchers (Chairman)
John Marinucci
Mark Nawacki
Members of the Audit Committee

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

 The Audit Committee of the Board has engaged Richter LLP to serve as the Company's independent registered public accountants for the fiscal year ending December 31, 2020. Richter, LLP was engaged as the Company's independent auditors on June 15, 2006, following the acquisition of our IntelGenx Corp. subsidiary.

Audit Fees

 The following table sets forth, for each of the years indicated, the fees billed by our independent public accountants, Richter, LLP, for the fiscal years ended December 31, 2018 and 2019, and includes fees billed to our Canadian subsidiary, as well as fees for all necessary financial reviews in connection with our regulatory filings.

Audit and Non-Audit Fees

	2019	2018
Audit Fees (1)	$94,306	135,993
Audit-Related Fees (2)	$0	0
Tax Fees (3)	$11,205	11,126
All Other Fees	$0	0
Total	$105,511	147,119

(1) Audit fees are fees for services provided in connection with the audits of the Company's annual financial statements and quarterly reviews of interim quarterly financial statements, as well as audit provided in connection with other statutory and regulatory filings.

(2) Audit-related fees are aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not otherwise reported as Audit fees.

(3) Tax fees are aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

 Our auditors will be available at the annual meeting to respond to appropriate questions. If our auditors indicated a desire to make a statement at our annual meeting, they would be permitted to do so.

Shareholder Vote Required

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL 2 TO RATIFY THE APPOINTMENT OF RICHTER LLP.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Section 14A of the Exchange Act requires that the Company include in this Proxy Statement for the Meeting a non-binding, advisory shareholder vote to approve the compensation of the Company's executive officer's as described in the above under "Directors and Executive Officer's" and "Executive Compensation" set forth in the Proxy Statement.

This proposal, commonly known as a "say-on-pay" proposal, is a non-binding vote, but gives shareholders the opportunity to express their views on the compensation of the Company's named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers. The next advisory vote shall occur next year.

Accordingly, the following resolution is submitted for shareholder vote at the Meeting:

RESOLVED, that the shareholders of IntelGenx Technologies Corp. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the Annual Meeting held May 12, 2020, pursuant to Item 402 of Regulation S-K for smaller reporting companies is hereby approved.

As an advisory vote, this proposal is not binding on the Board. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Shareholder Vote Required

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A of the Exchange Act, at least once every six years we are required to submit for shareholder vote a non-binding resolution to determine whether the shareholder advisory vote on executive compensation should occur every year, every two years, or every three years.

After careful consideration the Board believes that submitting the advisory vote on executive compensation to shareholders every year is appropriate for the Company and its shareholders at this time. The Company's compensation policies and procedures, while developed with long-term objectives in mind, are best reviewed on an annual basis in order to solicit shareholder advice on management's compensation more frequently.

The proxy card provides four choices (every year, every two years, every three years, or abstain). Shareholders are being asked for their views on the frequency of the advisory vote on executive compensation, and are not voting to approve or disapprove the Board's recommendation.

As with your vote on Proposal 3 above, your vote on this Proposal 4 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. Although the vote is non-binding, the Board and its Compensation Committee will consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of such advisory votes regarding executive compensation.

Shareholder Vote Required

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "EVERY YEAR" FOR THIS PROPOSAL 4.

GENERAL AND OTHER MATTERS

 Management knows of no matters other than the matters described above that will be presented to the Meeting. However, if any other matters properly come before the Meeting, or any of its postponements or adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.

SOLICITATION OF PROXIES

 The Company is making the solicitation of proxies and will bear the costs associated therewith. Solicitations will be made by mail or electronically.

SHAREHOLDER PROPOSALS

 Any shareholder proposals, including shareholder nominees for directors, to be considered for inclusion in our proxy materials for the 2021 annual meeting of shareholders must be received at our principle executive office at 6420 Abrams, Ville Saint Laurent, Quebec H4S 1Y2, Canada no later than November 30, 2020. In connection with any matter to be proposed by a shareholder at the 2021 annual meeting, but not proposed for inclusion in our proxy materials, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by us at our principal executive office by February 13, 2021.

WHILE YOU HAVE THE MATTER IN MIND, PLEASE VOTE BY INTERNET OR COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

BY ORDER OF THE BOARD OF DIRECTORS,

Dr. Horst G. Zerbe, Chairman

INTELGENX TECHNOLOGIES CORP.

Annual Meeting of Shareholders

May 12, 2020   11:00 AM

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Dr. Horst G. Zerbe as proxy, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of INTELGENX TECHNOLOGIES CORP. (the "Company") that the shareholder is entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held at 11:00 AM, EDT on 5/12/2020 at the NOVOTEL MONTREAL AIRPORT and any adjournment or postponement thereof. The Company is carefully monitoring the public health impact of the coronavirus (COVID-19), and may decide to forego the physical, in person Meeting in favor of a virtual-only Meeting or some other alternative In the event the Company decides to hold a virtual-only Meeting or some other alternative, shareholders will be notified and provided with additional details.  At any virtual-only Meeting, the Company will ensure that all shareholders or their proxyholder have the ability to participate, ask questions and vote their shares.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE UPON OR ACT WITH RESPECT TO SUCH COMMON STOCK AND HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR SUBSTITUTES OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.

1. To elect directors to serve until the next Annual Meeting of Shareholders or, in case until their successors have been duly elected and qualified.

	FOR	WITHHOLD		FOR	WITHHOLD
01. Horst G. Zerbe, Ph.D.	□	□	04. John Marinucci	□	□
02. J. Bernard Boudreau	□	□	05. Clemens Mayr	□	□
03. Bernd J. Melchers	□	□	06. Mark Nawacki	□	□

2. To ratify the selection of Richter LLP as the Company's independent auditors for the fiscal year ending December 31, 2020

□    FOR     □    AGAINST □    ABSTAIN

3. Advisory vote on executive compensation.

□    FOR     □    AGAINST □    ABSTAIN

4. Advisory vote on the frequency of future advisory votes on executive compensation.

□ EVERY YEAR □  EVERY TWO YEARS  □ EVERY THREE YEARS  □ ABSTAIN

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

Signature ____________________________________________

Signature (Co-owner) __________________________________

Dated: ____________________, 2020

□ Please Mark Here for Address Change or Comments.  Provide updated address or comments in the space provided below.

 ____________________________________________________________________________________________________

 ____________________________________________________________________________________________________

Please return your completed proxy whether or not you plan to attend the Annual Meeting. You may nevertheless vote in person if you do attend.

If you vote by Internet, you do NOT need to mail back your proxy card

YOUR VOTE IS IMPORTANT

Voting Instructions are on Reverse.

Voting Instructions

You may vote your proxy in the following ways:

Via Internet:

Login to www.pstvote.com/intelgenx2020

Enter your control number (12 digit number located below)

Via Mail:

Philadelphia Stock Transfer, Inc.

2320 Haverford Rd., Suite 230

Ardmore, PA 19003

CONTROL NUMBER

You may vote by Internet 24 hours a day, 7 days a week.  Internet voting is available through 11:59 p.m., prevailing time, on May 11, 2020.

Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.